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                                                                 EXHIBIT 2.8




                                                           November 18, 1998


Phoenix International Life Sciences Inc.
2350 Cohen Street
Saint Laurent (Montreal), Quebec
Canada H4R 2N6

         Re: Support/Voting Agreement
             ------------------------

Dear Sirs:

         The undersigned understands that Phoenix International Life Sciences Inc. ("Buyer"), Phoenix Merger Sub Corp., a wholly owned subsidiary of Buyer and Chrysalis International Corporation (the "Company") are entering into an Agreement and Plan of Merger, dated the date hereof (the "Agreement"), providing for, among other things, a merger between Merger Sub and Chrysalis (the "Merger"), in which all of the outstanding shares of capital stock of the Company will be exchanged for the Merger Consideration, as defined in Sections
1.01 and 1.07 of the Agreement.

         The undersigned, is a stockholder of the Company (the "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby. The undersigned is entering into this letter agreement solely in the undersigned's capacity as a stockholder of the Company.

         The Stockholder, intending to be legally bound hereby agrees as follows:

         1. The Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of the Company of which the Stockholder or his, her, or its affiliates (as defined under the Securities Exchange Act of 1934, as amended), other than the directors of Stockholder, is the record or beneficial owner (the "Shares") and that the Stockholder and his, her, or its affiliates, other than the directors of Stockholder, are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule
I. Except as set forth in Schedule I, neither the Stockholder nor any of his, her, or its affiliates, other than the directors of Stockholder, own or hold any rights to acquire any additional shares of the capital stock of the Company (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.


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         2. The Stockholder agrees that it will not, will not permit any company, trust or other entity controlled by the Stockholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the Shares of any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with your prior written consent.

         3. The Stockholder agrees to, will cause any company, trust or other entity controlled by the Stockholder to, and will cause his, her, or its affiliates to, cooperate fully with you in connection with the Agreement and the transactions contemplated thereby. The Stockholder agrees that it will not, will not permit any such company, trust or other entity to, and will not permit any of his, her, or its affiliates to, directly or indirectly (including through his, her, or its officers, directors, employees or other representatives) to solicit, initiate, encourage or facilitate the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock or any material portion of the assets of the Company, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Buyer, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction.

         4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder or his, her, or its affiliates, or over which the Stockholder or any of his, her, or its affiliates has voting power or control, directly or indirectly (including any common shares of the Company acquired after the date hereof), at the record date for any meeting of stockholders of the Company called to consider and vote to approve the Merger and the Agreement and/or the transactions contemplated thereby will be voted by the Stockholder or his, her, or its affiliates in favor thereof and that neither the Stockholder nor any of his, her, or its affiliates will vote such Shares in favor of any Competing Transaction.

         5. The Stockholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms.

         6. The Stockholder agrees that damages are an inadequate remedy for the breach by Stockholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

         This letter agreement may be terminated at the option of any party upon the earlier of (i) termination of the Agreement and (ii) the Merger Date (as defined in the Agreement).


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         Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.


                                Very truly yours,



                                /s/ Leif Modeweg
                               ------------------
                               Leif Modeweg


Confirmed on the date
first above written.

PHOENIX INTERNATIONAL LIFE SCIENCES INC.



By: /s/ Jean-Yves Caloz
   -------------------------------------------
    Name: Jean-Yves Caloz
    Title: Senior Vice President and Secretary


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                                   SCHEDULE I


Number of Shares Owned

    - 0 -





Liens, Charges, Encumbrances, Voting Agreements and Commitments of Every Kind in Respect of Shares






Rights to Acquire any Additional Shares of the Capital Stock of the Company (by exercise of Stock Options or Otherwise) or any Interest therein or any Voting Rights with respect to any Additional Shares

    250,000